EXHIBIT 99.1

Piedmont Office Realty Trust Reports Second Quarter 2018 Results
ATLANTA, August 1, 2018 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter ended June 30, 2018.

Highlights for the Three Months Ended June 30, 2018:

•	Reported Net Income Applicable to Common Stockholders of $0.09 per diluted share for the quarter;

•	Achieved Core Funds From Operations ("Core FFO") of $0.41 per diluted share for the quarter;

•	Completed almost 425,000 square feet of leasing during the quarter; and

•	Repurchased 1.9 million shares of the Company's common stock at an average price of $17.67 per share under the Company's board-approved stock repurchase program.

Commenting on the Company's second quarter 2018 results, Donald A. Miller, CFA, President and Chief Executive Officer, said, "Second quarter financial results were in line with our expectations, and increased clarity for the remainder of the year allows us to marginally increase both FFO and cash-basis Same Store NOI guidance for 2018. We are encouraged by the increase in prospective leasing activity that we have seen across all of our strategic markets in recent months, activity which hopefully bodes well for the lease up of currently available vacant space during the last half of 2018." Continuing further, Miller said "Additionally, we were able to continue to take advantage of the displacement in the equity markets early in the second quarter by acquiring almost two million shares of Company stock at what we believe is a significant discount to net asset value. While we did not close on any capital transactions during the quarter, we are working on several previously disclosed disposition opportunities that we hope to consummate in the coming quarters."

Results for the Quarter ended June 30, 2018

Piedmont recognized net income applicable to common stockholders for the three months ended June 30, 2018 of $10.9 million, or $0.09 per diluted share, as compared with net income of $23.7 million, or $0.16 per diluted share, for the three months ended June 30, 2017. The three months ended June 30, 2017 included an approximately $6.5 million, or $0.04 per diluted share, gain on sale of real estate assets compared to de minimis gain/loss activity in the second quarter of the current year. The remaining decrease between quarters is primarily attributable to the sale of sixteen wholly-owned assets and one unconsolidated joint venture since June of 2017.

Funds From Operations ("FFO") and Core FFO, which remove the impact of the gain/loss on sales of real estate assets mentioned above (as well as depreciation and amortization), were both $0.41 per diluted share for the three months ended June 30, 2018, as compared with $0.46 for the three months ended June 30, 2017, with the decrease being attributable to the property sales mentioned above.

Revenues and property operating costs were $129.2 million and $52.6 million, respectively, for the three months ended June 30, 2018, compared to $148.7 million and $56.3 million, respectively, for the second quarter of 2017, with the decrease in both items primarily attributable to the property sales mentioned above.

General and administrative expense was $8.3 million for the second quarter of 2018, compared to $7.5 million for the same period in 2017, primarily as a result of increased accruals for potential performance-based stock compensation as a result of improved relative stock performance during the three months ended June 30, 2018.

Loss on sale of real estate assets was $(23,000) for the second quarter of 2018, as compared to a gain of $6.5 million for the three months ended June 30, 2017, with the second quarter of the previous year reflecting the sale of Sarasota Commerce Center II.

In addition, net income available to common stockholders per share, FFO per diluted share, and Core FFO per diluted share for the three months ended June 30, 2018 were all favorably impacted by an approximately 17.1 million share decrease in our weighted average shares outstanding. The decrease is a result of the repurchase of shares pursuant to the Company's stock repurchase program during the twelve months ended June 30, 2018, including 1.9 million shares repurchased at an average price of $17.67 per share during the quarter ended June 30, 2018.

Leasing Update

The Company's leasing volume for the second quarter totaled approximately 425,000 square feet, approximately one-third of which related to new leasing. Significant leases completed during the quarter included:

•	In Houston, TX - Schlumberger Technology Corporation executed a renewal and expansion totaling approximately 226,000 square feet at 1430 Enclave Parkway for 10 years through 2028;

•	In Atlanta - Access Clinical Partners, LLC signed a renewal and expansion totaling approximately 28,000 square feet at Glenridge Highlands One through 2026;

•	In Boston - Symantec Corporation renewed for approximately 27,000 square feet at 80 Central Street through 2026;

•	In Washington, D.C. - The Association for the Advancement of Medical Instrumentation completed a 26,000 square foot lease at Arlington Gateway for 12 years; and

•
In Chicago - Dahlquist and Lutzow Architects executed a renewal and expansion totaling almost 17,000 square feet through 2027, and Chicago Office Technology Group, Inc. renewed their approximately 13,000 square feet through 2024.

With no significant lease expirations for the remainder of 2018, the Company's reported leased percentage and weighted average lease term were approximately 90.6% and 6.7 years, respectively, as of June 30, 2018, as compared to 89.7% and 6.5 years, respectively, as of December 31, 2017. Same Store NOI increased 2.3% on a cash basis for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017 as several large lease abatements expired; accrual-basis Same Store NOI decreased 1.6% for the three months ended June 30, 2018 as compared to the second quarter of 2017, with 150,000 square feet of space in downtime at the 6011 Connection Drive building in Dallas, Texas before the lease with Gartner commences later in the third quarter. Details outlining Piedmont's largest upcoming lease expirations, the status of certain major leasing activity, and a schedule of the largest lease abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Third Quarter 2018 Dividend Declaration

On August 1, 2018, the board of directors of Piedmont declared dividends for the third quarter of 2018 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on August 31, 2018, payable on September 21, 2018.

Guidance for 2018

The Company increases its previously announced guidance for full-year 2018 as follows:

(in millions, except per share data)	Low		High
Net Income	$94	-	$98
Add:
Depreciation	109	-	111
Amortization	61	-	63
Less: Gain on Sale of Real Estate Assets	(45)	-	(46)
NAREIT FFO applicable to Common Stock	$219	-	$226
NAREIT FFO per diluted share	$1.68	-	$1.73

Less: Loss on Extinguishment of Debt	$2	-	$2
Core FFO applicable to Common Stock	$221	-	$228
Core FFO per diluted share	$1.69	-	$1.75

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended June 30, 2018 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.

Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may affect its operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, August 2, 2018 at 11:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through 11 A.M. EDT on August 16, 2018, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 34364. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review second quarter 2018 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended June 30, 2018 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select sub-markets located primarily within eight major U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's optimism regarding it's leasing pipeline and whether the pipeline will result in increased leasing volume during the second half of the year, the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2018.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, socio-economic and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate; lease terminations or lease defaults, particularly by one of our large lead tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2017.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	June 30, 2018	December 31, 2017
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$547,602	$544,794
Buildings and improvements	3,241,441	3,203,229
Buildings and improvements, accumulated depreciation	(831,692)	(785,206)
Intangible lease assets	150,205	176,950
Intangible lease assets, accumulated amortization	(79,934)	(99,145)
Construction in progress	17,831	11,710
Real estate assets held for sale, gross	—	501,526
Real estate assets held for sale, accumulated depreciation and amortization	—	(169,116)
Total real estate assets	3,045,453	3,384,742
Amounts due from unconsolidated joint ventures	—	10
Cash and cash equivalents	8,944	7,382
Tenant receivables, net of allowance for doubtful accounts	9,323	12,139
Straight line rent receivables	172,164	163,160
Notes receivable	3,200	—
Restricted cash and escrows	1,415	1,373
Prepaid expenses and other assets	29,180	22,517
Goodwill	98,918	98,918
Interest rate swaps	2,679	688
Deferred lease costs, less accumulated amortization	252,714	261,907
Other assets held for sale, net	—	47,131
Total assets	$3,623,990	$3,999,967
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,529,856	$1,535,311
Secured debt, net of premiums and unamortized debt issuance costs	190,990	191,616
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	94,215	216,653
Deferred income	25,532	29,582
Intangible lease liabilities, less accumulated amortization	40,341	38,458
Interest rate swaps	—	1,478
Other liabilities held for sale, net	—	380
Total liabilities	1,880,934	2,013,478
Stockholders' equity :
Common stock	1,284	1,424
Additional paid in capital	3,681,127	3,677,360
Cumulative distributions in excess of earnings	(1,953,291)	(1,702,281)
Other comprehensive income	12,141	8,164
Piedmont stockholders' equity	1,741,261	1,984,667
Non-controlling interest	1,795	1,822
Total stockholders' equity	1,743,056	1,986,489
Total liabilities and stockholders' equity	$3,623,990	$3,999,967

Number of shares of common stock outstanding as of end of period	128,371	142,359

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
Revenues:
Rental income	$101,478	$118,492	$202,932	$236,531
Tenant reimbursements	22,047	24,285	45,041	49,122
Property management fee revenue	382	400	691	925
Other property related income	5,267	5,502	10,410	10,564
Total revenues	129,174	148,679	259,074	297,142
Expenses:
Property operating costs	52,637	56,287	104,496	112,117
Depreciation	27,115	30,059	54,260	60,827
Amortization	15,245	19,314	31,978	39,729
General and administrative	8,258	7,528	14,810	15,678
Total operating expenses	103,255	113,188	205,544	228,351
Real estate operating income	25,919	35,491	53,530	68,791
Other income (expense):
Interest expense	(15,687)	(18,421)	(29,445)	(36,478)
Other income/(expense)	731	38	1,177	(62)
Equity in income of unconsolidated joint ventures	—	107	—	118
Loss on extinguishment of debt	—	—	(1,680)	—
Gain/(loss) on sale of real estate assets	(23)	6,492	45,186	6,439
Total other income/(expense)	(14,979)	(11,784)	15,238	(29,983)
Net income	10,940	23,707	68,768	38,808
Plus: Net loss applicable to noncontrolling interest	2	3	4	6
Net income applicable to Piedmont	$10,942	$23,710	$68,772	$38,814
Weighted average common shares outstanding - diluted*	128,701	145,813	132,432	145,780
Per Share Information -- diluted:
Net income applicable to common stockholders	$0.09	$0.16	$0.52	$0.27
*Number of shares of common stock outstanding as of end of period	128,371	145,490	128,371	145,490

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
GAAP net income applicable to common stock	$10,942	$23,710	$68,772	$38,814
Depreciation of real estate assets(1) (2)	26,894	29,932	53,863	60,561
Amortization of lease-related costs(1)	15,229	19,315	31,945	39,721
(Gain)/loss on sale of real estate assets (1)	23	(6,492)	(45,186)	(6,439)
NAREIT Funds From Operations applicable to common stock*	53,088	66,465	109,394	132,657
Acquisition costs	—	—	—	6
Loss on extinguishment of debt	—	—	1,680	—
Core Funds From Operations applicable to common stock*	53,088	66,465	111,074	132,663
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	545	628	1,011	1,258
Depreciation of non real estate assets	213	184	382	379
Straight-line effects of lease revenue (1)	(4,806)	(6,634)	(8,279)	(12,337)
Stock-based and other non-cash compensation	2,513	911	2,801	2,952
Net effect of amortization of below-market in-place lease intangibles (1)	(1,987)	(1,611)	(3,630)	(3,170)
Acquisition costs	—	—	—	(6)
Non-incremental capital expenditures (3)	(10,178)	(9,073)	(18,131)	(16,745)
Adjusted funds from operations applicable to common stock*	$39,388	$50,870	$85,228	$104,994
Weighted average common shares outstanding - diluted**	128,701	145,813	132,432	145,780
Funds from operations per share (diluted)	$0.41	$0.46	$0.83	$0.91
Core funds from operations per share (diluted)	$0.41	$0.46	$0.84	$0.91

**Number of shares of common stock outstanding as of end of period	128,371	145,490	128,371	145,490

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	06/30/2018	06/30/2017	06/30/2018	06/30/2017

GAAP net income applicable to common stock	10,942	23,710	10,942	23,710
Net loss applicable to noncontrolling interest	(2)	(3)	(2)	(3)
Interest expense	15,687	18,421	15,687	18,421
Depreciation (1)	27,107	30,116	27,107	30,116
Amortization (1)	15,229	19,315	15,229	19,315
(Gain)/loss on sale of real estate assets (1)	23	(6,492)	23	(6,492)
EBITDAre	68,986	85,067	68,986	85,067
Net loss from casualty events	—	(26)	—	(26)
Core EBITDA*	68,986	85,041	68,986	85,041
General & administrative expenses (1)	8,258	7,551	8,258	7,551
Management fee revenue	(200)	(180)	(200)	(180)
Other income (1)	(157)	(12)	(157)	(12)
Straight line effects of lease revenue (1)	(4,806)	(6,634)
Amortization of lease-related intangibles (1)	(1,987)	(1,611)
Property NOI*	70,094	84,155	76,887	92,400
Net operating income from:
Acquisitions	(917)	—	(1,270)	—
Dispositions	(205)	(15,486)	(205)	(14,269)
Other investments(2)	(920)	(2,171)	(1,044)	(2,555)
Same Store NOI *	68,052	66,498	74,368	75,576
Change period over period in Same Store NOI	2.3%	N/A	(1.6)%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Six Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017

GAAP net income applicable to common stock	$68,772	$38,814	$68,772	$38,814
Net loss applicable to noncontrolling interest	(4)	(6)	(4)	(6)
Interest expense	29,445	36,478	29,445	36,478
Depreciation (1)	54,246	60,940	54,246	60,940
Amortization (1)	31,945	39,721	31,945	39,721
Gain on sale of real estate assets (1)	(45,186)	(6,439)	(45,186)	(6,439)
EBITDAre	139,218	169,508	139,218	169,508
Loss on extinguishment of debt	1,680	—	1,680	—
Acquisition costs	—	6	—	6
Net loss from casualty events	—	32	—	32
Core EBITDA*	140,898	169,546	140,898	169,546
General & administrative expenses (1)	14,810	15,706	14,810	15,706
Management fee revenue	(349)	(510)	(349)	(510)
Other (income)/expense (1)	(388)	25	(388)	25
Straight line effects of lease revenue (1)	(8,279)	(12,337)
Amortization of lease-related intangibles (1)	(3,630)	(3,170)
Property NOI*	143,062	169,260	154,971	184,767
Net operating income from:
Acquisitions	(1,583)	—	(2,132)	—
Dispositions	(387)	(31,076)	(378)	(28,656)
Other investments(2)	(2,437)	(3,937)	(2,482)	(4,778)
Same Store NOI *	$138,655	$134,247	$149,979	$151,333
Change period over period in Same Store NOI	3.3%	N/A	(0.9)%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 500 TownPark in Lake Mary, Florida, and Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.